Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Inverness Medical Innovations, Inc.
Waltham, MA
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-158542) of Inverness Medical Innovations, Inc. and subsidiaries (the “Company”) of our report dated February 27, 2009 (except for Note 26, which is dated April 10, 2009), relating to the consolidated financial statements and our report on the effectiveness of the Company’s internal control over financial reporting of the Company and subsidiaries, dated February 27, 2009, appearing in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008, filed with the Securities and Exchange Commission on April 10, 2009.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Boston, Massachusetts
August 4, 2009